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Exhibit 10.16

EXCLUSIVE PURCHASE AND SUPPLY AGREEMENT

        This EXCLUSIVE PURCHASE AND SUPPLY AGREEMENT (hereinafter "Agreement"), is made and entered into as of this 14th day of August, 2002, by and between Imagenetix, Inc., a California corporation with its principal place of business located at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127 (hereinafter "IMAGENETIX" or "Seller"); and Clincyte, Inc./Cymbiotics, a California corporation with its principal place of business at PO BOX 910047, California 92191 (hereinafter "CLINCYTE" or "Buyer").

WITNESSETH

        Whereas, IMAGENETIX is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, and has the ability and experience to produce and supply certain types of raw materials, including certain nutritional and health-related items, including those which contain or pertain to the Cetyl Myristoleate and the CM Complex ("RAW MATERIAL").

        Whereas CLINCYTE is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has the ability and experience to and has the ability and experience to market and distribute health-related items; and Whereas, CLINCYTE desires to have the RAW MATERIAL that IMAGENETIX has, owns and manufactures and also manufactures formulations from the RAW MATERIAL into tablets or capsules and ointments ("PRODUCT"), and whereas IMAGENETIX also distributes and sells the PRODUCT throughout the United States and Canada.

        Whereas CLINCYTE wants to formulate the RAW MATERIAL into tablets and ointment ("PRODUCT") and distribute PRODUCTS in the Indian Sub Continent, the pacific rim countries including Malaysia, Singapore, Thailand, Philippines, Japan, Turkey, Israel and Middle East, South Africa and Brazil ("MARKET SEGMENTS"). (Indian Sub Continent would be an exclusive for CLINCYTE, in their channel of distribution (ie: hospitals and clinics, as a therapeutic product)).

        Whereas CLINCYTE wants to sell the formulations to hospitals and clinics as a therapeutic product, using the retail markets or agents in Malaysia, Singapore, and Japan. In India, Israel, Brazil, Turkey, Middle East, South Africa and the Philippines, CLINCYTE wants to sell formulations to hospitals, clinics and pharmacies ("Field of Use"). Whereas CLINCYTE will be responsible to obtain all the regulatory permits in each of the target countries including the expenses involved in obtaining such permits.

        Now, therefore, it is agreed as follows:

        1.     Supply and Purchase of the Product.

  (a)
  IMAGENETIX will supply the Product to CLINCYTE, which will be in the form of a powder and oil that is E. Coli and Salmonella free and in the same form IMAGENETIX is using in its tablet/capsule formulations. IMAGENETIX will also provide CLINCYTE the exact specifications for the tablet and capsule formulations and the exact specifications and formulations that are in the ointment.

  (b)
  CLINCYTE agrees to purchase the Product exclusively from IMAGENETIX or until superceded by subsequent written agreements. IMAGENETIX will supply the RAW MATERIALS in shipment approved 25 KG plastic containers that keep the RAW MATERIAL dry and in drums (for the oil) that would be 170 kgs.

        2.     Marketing and Sales.

  (a)
  CLINCYTE shall use its best efforts and due diligence to market, promote and sell the Product, which at this time is expected to be promoted as an anti-inflammatory supplement used in treating Osteo-arthritis.

  (b)
  The scientific and professional staff of IMAGENETIX shall be accessible to CLINCYTE staff, as well as to its prospective and existing clients to offer consultation and advice regarding product safety and other scientific clarification, as needed. Such consultation may take the form of conference calls as well as travel to prospective client's sites or offices.

  (c)
  CLINCYTE will only sell the PRODUCTS to hospitals and clinics as a therapeutic product. They will do this by using the retail markets, or agents, in Malaysia, Singapore, and Japan. In India, Israel, Brazil, Turkey, Middle East, South Africa, Thailand and the Philippines, ClinCyte will sell formulations to hospitals, clinics and pharmacies. No sales will take place in the United States, nor will any client of CLINCYTE sell into the United States, from the aforementioned list of countries.

        3.    Compliance with Laws.    IMAGENETIX shall be responsible for compliance with all laws and regulations with respect to its manufacture and sale of the RAW MATERIAL and all liability insurance. CLINCYTE will not be responsible for unapproved marketing claims or marketing statements. IMAGENETIX will carry insurance to protect its own business activities. CLINCYTE will carry insurance to protect its own business activities.

        4.    Labeling.    CLINCYTE may use any of the names, which are used to describe the Product line referred to herein on any sign, label or other advertising during the term of this Agreement. Labeling material will include appropriate warnings regarding those who should use the Product with caution, or for whom the Product may be contra-indicated, and will also include directions as to proper storage. CLINCYTE may trade mark protect these names in the specific markets and will own such trademarks.

        5.     Right to Cancel Without Notice.

          (a)    Right of IMAGENETIX.    In the case where CLINCYTE is declared by a court of competent jurisdiction insolvent or bankrupt, or in the case a receiver or trustee is appointed for CLINCYTE, IMAGENETIX may, at its option, cancel this Agreement without any notice to CLINCYTE.

          (b)    Right of CLINCYTE.    In the case where IMAGENETIX is declared by a court of competent jurisdiction insolvent or bankrupt, or in the case a receiver or trustee is appointed for IMAGENETIX, CLINCYTE may, at its option, cancel this Agreement without any notice to IMAGENETIX.

        6.    Requirements to Maintain Exclusivity.    CLINCYTE'S fiscal year shall be used for all sales calculations but no minimum purchase shall be required at anytime. However, in order to maintain exclusivity, CLINCYTE will be required to have an initial purchase of 2000kg of the Product from IMAGENETIX within a three-year period. CLINCYTE shall not be subject to penalty, billing, cost or damages should it fail to meet the above purchase requirement to maintain exclusivity.

        7.    Term.    Each party to this Agreement and the rights granted hereby shall remain and continue in full force and effect for a period of Three (3) years, commencing January 1, 2003, (Effective date for meeting milestones) and subject to the following:

    (a)
    Buyer and Seller have an option for a three (3) year renewal term after the initial agreement period expires on December 31, 2005. The term will be automatically renewed on December 31, 2005 for an additional period of three (years) if CLINCYTE meets the minimum purchase of the raw material from IMAGENETIX specified in section 6 above.

    (b)
    If any Product shipments from IMAGENETIX are unable to be delivered for 30 days after the initial down-payment is made and written notice is given by CLINCYTE to IMAGENETIX either by telegram, telex, or registered mail, or if IMAGENETIX is in default in performing any of the other terms of this Agreement including failure to deliver the Product in the form specified, and such default continues for a period of 30 days after written notice thereof is given to IMAGENETIX, then CLINCYTE shall have the right to immediately terminate this Agreement without waiver of its other rights.

        8.    Placement of Orders.    CLINCYTE will place orders for Products by one of the following methods.

    (a)
    By sending via ordinary mail a purchase order utilizing IMAGENETIX's then-current purchase order form, or

    (b)
    By transmitting the order to IMAGENETIX by telephone, telex, cable, wire, telecopier, telegram or similar means of telecommunication.

    (c)
    IMAGENETIX reserves the right to accept only orders that are within the scope of its availability to deliver. Only orders for which an advance payment has been Made as specified in item 10 a, b and c will be considered legally binding.

        9.     Price and Price Changes.

        The price for the RAW MATERIALS, free of all federal, state and local taxes on the sale or shipping of the Products, shall be as follows:

    (a)
    per kilogram for the oil (Product A) and              (Product B) per kilogram for the powder with a discount of               of Product A is ordered within a single fiscal year and              discount if              of Product B is ordered.

    (b)
    All pricing is F.O.B. Southern California.

    (c)
    The price set forth above is for a period of three years and a price adjustment (upwards or downwards) may be made based on the performance milestones by CLINCYTE and or the inflation rate in the third year of this agreement.

        10.   Payment and Delivery

  (a)
  Payment and delivery terms are as follows for all orders of 1,000 kilos or less. Any orders greater than 1,000 kilos will be secured by a letter of credit or handled on a case-by-case basis:

  i.
  On the first order: a 50% down-payment on the first order at the time of order and payment in full within thirty (30) days of delivery of order.

  ii.
  On the second order: a 40% down-payment on the Second order at the time of order and payment in full within thirty (30) days of delivery of order

  iii.
  On the third order: a 30% down-payment on the third order at the time of order and payment in full within thirty (30) days of delivery of order

  iv.
  On the fourth order: a 20% down-payment on the fourth order at the time of order and payment in full within thirty (30) days of delivery of order

  v.
  On all subsequent orders: a 10% down-payment on all subsequent order at the time of order and payment in full within thirty (30) days of delivery of order

  (b)
  Buyer shall pay seller a late fee of 10% per annum penalty on all outstanding balances until payment is received in full.

  (c)
  Delivery of the product after the initial down payment has been received will take place within 30 days. Seller shall pay Buyer a late fee of 10% per annum on those funds received for any Product not delivered within said 30 days.

        11.    Shipment of Orders.    IMAGENETIX shall deliver Products according to the shipping terms, Product specifications and other instructions specified by CLINCYTE herein and in each Purchase Order, to the specified FOB point and upon the date or within the time period specified. It is understood and agreed by IMAGENETIX that time is of the essence and accordingly IMAGENETIX shall inform CLINCYTE by telephone, telecopier or the quickest means available if it cannot deliver Products according to the specified delivery schedule.

        12.    Shipping Costs, Title and Risk of Loss.    Delivery of Products shall be F.O.B. Southern California. All costs for shipping from IMAGENETIX's manufacturing plant in Southern California to any other point appointed by CLINCYTE shall be borne by CLINCYTE. All costs of shipping insurance shall be borne by IMAGENETIX to the F.O.B. point.

        13.   Acceptance and Rejection of Products.

  (a)
  Acceptance. CLINCYTE shall determine whether to accept or reject Products delivered by IMAGENETIX (based on meeting the standards set forth in 1a) as soon as reasonably practicable, and CLINCYTE shall be deemed to have accepted Products if it does not notify IMAGENETIX in writing of its rejection within thirty (30) days of Products arrival at the F.O.B. point. CLINCYTE may, at its option, reject all or any Products delivered for one or more of the additional following grounds

  (i)
  Should Products be shipped in quantities substantially less or greater than the amount specified by CLINCYTE or otherwise not in conformance with this Agreement and the purchase order;

  (ii)
  Should Products be defective, damaged or otherwise unfit for their intended use, Acceptance of all or any portion of Products by CLINCYTE shall not be deemed a waiver of its right at any time to cancel or return all or any part-thereof or exercise any other rights hereunder because the Products do not comply with CLINCYTE's specifications or governmental regulations, or by reason of either patent or latent defects or breach of warranty by IMAGENETIX.

  (b)
  Non-delivery; Rejection of Products; Partial Acceptance. If Seller fails to make delivery or repudiates or if Buyer rightfully rejects all or any portion of the Products contained in a shipment, then with respect to any Products involved, Buyer may cancel the shipment and recover the price paid for said rejected Products. On a rightful rejection, Buyer shall have a security interest in Products in its possession or control for any payments made on their price and any expenses reasonably incurred in their inspection, receipt, transportation, care, and custody.

        14.   Seller's Representations, Warranties and Covenants.

  (a)
  Seller expressly warrants that all Products sold hereunder shall meet all specifications set forth herein and shall also be of merchantable quality, free from defects in material and workmanship, fully acceptable, fit for their intended use and, to the extent legally required, approved by the Federal Food and Drug Administration, United States Department of Agriculture, or any other federal, state or local governmental agency having jurisdiction over the Product; that all Products will be shipped in accordance with applicable federal, state and local laws, regulations and orders, and applicable industry standards. Should federal, state, local regulatory or applicable industry requirements specify defect limits or other requirements that are more stringent than those, if any, specified by CLINCYTE, the more stringent requirements shall prevail and apply. No Product contained in any shipment now or hereafter made to Buyer will, at time of shipment or delivery, be adulterated, misbranded or mislabeled within the meaning of any applicable federal, state or municipal law, as such exist at the time of shipment or delivery. This warranty shall be a continuing warranty and shall be binding upon Seller with respect to all Products that Seller ships or delivers to Buyer or Buyer's customers (including Product in transit).

  (b)
  Upon request, Seller shall furnish Buyer certificates of compliance with (i) all applicable laws, orders and regulations, whether federal, state, or municipal, or agency thereof, which apply to this Agreement and (ii) the written formulations and specifications for Product.

  (c)
  Seller shall be required to return any and all Buyers' funds advanced to Seller for any product lost or destroyed in shipment within 30 days.

        15.   Relationship of the Parties.

        Neither party shall be, nor represent in any manner, express or implied, that it is an employee, agent, partner, legal representative, or joint venturer of the other party. Without in any way limiting the generality of the foregoing, neither party shall have the right or authority to pledge the credit of the other, create or assume any obligation in the name of the other party, or otherwise bind the other party in any way.

        16.   Responsibilities of the Parties.

        Each party assumes all responsibility for and shall bear all liabilities and expenses relating to the respective parties' activities and acts as they relate to and affect the product.

        17.    Arbitration.    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in San Diego County, the State of California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrators) may be entered in any court having jurisdiction thereof.

        18.    Confidentiality.    The parties mutually acknowledge that during the term of this Agreement, CLINCYTE may disclose to IMAGENETIX certain confidential and/or proprietary information concerning CLINCYTE's marketing, promotion, sales, customers, or other plans and that IMAGENETIX may disclose to CLINCYTE certain confidential and/or proprietary information concerning IMAGENETIX's method of conducting business or other plans. Both parties agree to keep all such information confidential from outsiders and to disclose such information within the respective companies only on a "need to know" basis.

        19.    Notices.    Any notice, request, demand, or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mail, as follows:

    (a)
    Mr. William Spencer, President
    Imagenetix, Inc.
    16935 West Bernardo Drive, Suite 101
    San Diego, CA 92127

    (b)
    Dr. Raj Barathur, President
    ClinCyte/Cymbiotics
    PO BOX 910047
    San Diego, CA 92191

        20.    Completeness of Instrument.    This instrument contains all of the agreements, understandings, representations, conditions, warranties, and covenants made between the parties hereto. Unless set forth herein, neither party shall be liable for any representations made, and all modifications and amendments hereto must be in writing.

        21.    Assignment.    This Agreement constitutes a personal contract and IMAGENETIX shall not transfer or assign the Agreement or any part thereof without the written consent of CLINCYTE.

        22.    No Implied Waivers.    The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter. Nor shall the waiver by either of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

        23.    Controlling Law.    The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of California, the state in which this Agreement is being executed.

        24.    Benefit.    This Agreement shall be binding upon and insure to the benefit of the heirs, legal representatives, successors, and assigns of the parties hereto; provided, however, the rights granted to CLINCYTE hereunder shall not be assignable or transferable without the prior written consent of IMAGENETIX.

        In witness whereof the parties have executed this Agreement.

IMAGENETIX, INC.
By:	/s/ Bill Spencer	Date:	10-16-2002

Bill Spencer CEO and President
CLINCYTE, INC./CYMBIOTICS
By:	/s/ Raj Barathur	Date:	10-16-2002

Chairman

AMENDMENT TO EXCLUSIVE PURCHASE AND SUPPLY AGREEMENT

        The following amendments are being made and entered into on the 8th day of March, 2004 to an exclusive purchase and supply agreement of raw materials namely Esterified Fatty Acid Complex (hereinafter "EFAC") that was executed on October 11, 2002 between Imagenetix Inc., a California corporation with its principal place of business located at 16935 West Bernardo Drive, Suite 101, San Diego, California 92127 (hereinafter "IMAGENETIX" or "Seller"); and Cymbiotics, a California corporation with its principal place of business at 3910 Stonebridge Ln, Rancho Santa Fe, CA 92091 (hereinafter "Cymbiotics" or "Buyer").

Recitals

  1.
  In an exclusive agreement between IMAGENETIX and CYMBIOTICS that was executed on October 11, 2002, the prices agreed upon were $50.00/kg for the EFAC powder and $60.00/kg for the EFAC Oil. All pricing in the original agreement was based on FOB Southern California.

  2.
  All orders were to be executed based on a purchase order and the payment terms established was 50% upfront payment on first order and the balance in 30 days after shipment was received by CYMBIOTICS. On subsequent orders the up front payments was gradually reduced from 40% to 10% on all subsequent orders with balance due in 30 days after shipment was received by CYMBIOTICS.

  3.
  CYMBIOTICS was provided an exclusive manufacturing, marketing, distribution agreement in some selected countries and the products were to be sold in the ethical markets and to hospitals, Physicians, Clinics and Pharmacies.

  4.
  CYMBIOTICS uses a contract manufacturer in the countries it will be selling the formulations. The Contract Manufacturer identified in India is VVS Pharma located in Hyderabad, India or other such Contract Manufacturer identified by CYMBIOTICS in writing to IMAGENETIX.

        Now, therefore, IMAGENETIX and CYMBIOTICS have agreed to the following amendments to the said agreement executed on October 11, 2002.

Amendments

  1.
  IMAGENETIX hereby agrees to sell and supply the raw materials for $40.00/kg for the EFAC powder and $50.00/kg for the EFAC oil. This amendment to the pricing will be valid for 1 year from the date of delivery and receipt of the first commercial shipment by CYMBIOTICS. Pricing will be reviewed 30 days before expiry of this 1 year.

  2.
  IMAGENETIX also amends the payment terms. IMAGENETIX agrees to accept payments based on a Letter of Credit issued by CYMBIOTICS and or its contract manufacturer drawn against a US bank. CYMBIOTICS and or its contract manufacturer will release an irrevocable letter of credit issued by a international bank in India or other countries with IMAGENETIX as the beneficiary.

  3.
  CYMBIOTICS and or its contract manufacturer will purchase a 90 day irrevocable Letter of Credit that can be used by IMAGENETIX an instrument to take a loan on the LOC prior to expiration of the 90 day period for which the bank charges a nominal interest of LIBOR plus 1 to 2%. CYMBIOTICS and or its contract manufacturer will pay this interest to IMAGENETIX and will be included in the purchase order and the Letter of Credit.

  4.
  CYMBIOTICS and or its contract manufacturer will also include the shipping charges in the Letter of Credit.

  5.
  IMAGENETIX will ship the EFAC in 30 kg approved containers within 7-10 days of receipt of the purchase order and the Letter of Credit.

        IMAGENETIX and CYMBIOTICS further agree that no other changes to the original agreement have been made or implied and all the covenants in the agreement remain intact and in full force. The amendment to the original Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties hereto; provided, however, the rights granted to CYMBIOTICS hereunder shall not be assignable or transferable without the prior written consent of IMAGENETIX.

        In witness whereof the parties have executed this Agreement.

IMAGENETIX, INC.
By:	/s/ Bill Spencer	Date:	3-8-04

Bill Spencer CEO and President
CYMBIOTICS, INC.
By:	/s/ Raj Barathur	Date:	8th March 2004

Raj Barathur PhD CEO and President
Fax #: 858-759-7667

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EXCLUSIVE PURCHASE AND SUPPLY AGREEMENT